Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Northstar Neuroscience, Inc. (“Northstar”) and Bradford Gliner (“Employee”) with respect to the following facts:

A. Employee is currently employed by Northstar as the Vice President, Research pursuant to an Executive Employment Agreement dated May 10, 2006 (“Employment Agreement”). Pursuant to Employee’s Employment Agreement, Employee is entitled to severance benefits in the event his employment is terminated under certain circumstances.

B. Northstar is restructuring and is eliminating Employee’s position. Employee’s employment will cease effective October 31, 2008 (“Separation Date”). Northstar wishes to reach an amicable separation with Employee and assist Employee’s transition to other employment.

C. Pursuant to the Employment Agreement, the parties are entering into this Agreement. The parties desire to settle all claims and issues that have, or could have been raised, by Employee in relation to Employee’s employment with Northstar and arising out of or in any way related to the acts, transactions or occurrences between Employee and Northstar to date, including, but not limited to, Employee’s employment with Northstar or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Severance Package. Northstar agrees to provide Employee with the severance benefits described in the Employment Agreement. As a point of clarification with respect to the prorated bonus that is included in the Severance Package described in the Employment Agreement, any prorated bonus owed to Employee will be paid by February 28, 2009 after Northstar is able to determine whether a bonus is payable and, if so, the amount of such prorated bonus. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Agreement.

1.1 Outplacement Services. Northstar agrees to provide eligible employees with an outplacement services package selected by the Company and provided through Lee Hecht Harrison or Transitions Team, to be determined, following the Separation Date. In no event will Employee receive cash or other severance benefits in lieu of outplacement services.

2. General Release.

2.1 Employee unconditionally, irrevocably and absolutely releases and discharges Northstar, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Northstar, past and present, as well as Northstar’s employees, officers, directors, agents, shareholders, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them, directly or indirectly, to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Northstar, the termination of Employee’s employment, Employee’s ownership of Northstar stock, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising

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directly or indirectly out of or in any way connected with Employee’s employment with Northstar or Employee’s status as a Northstar stockholder. This release is intended to have the broadest possible application and includes, but is not limited to, any securities-related claims and any claims for breach of contract, wrongful termination, defamation, employment discrimination, harassment, retaliation, and any other tort, contract, common law, constitutional or other statutory claims, arising under state, federal or local law, including, but not limited to alleged violations of the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.

2.2 Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.3 Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, that the release herein expresses a full and complete release of all claims known and unknown, suspected and unsuspected and that, regardless of the adequacy or inadequacy of the consideration, Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

2.4 Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.

3. Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Northstar or any of the other Released Parties in any court or with any governmental agency.

4. Mutual Nondisparagement. Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Northstar or any of the other Released Parties. Accordingly, Northstar agrees that its officers and directors will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Employee.

5. Confidentiality and Return of Northstar Property.

5.1 Confidential Separation Information. Employee agrees that the terms and conditions of this Agreement, as well as the discussions that led to the terms and conditions of this Agreement (collectively referred to as the “Confidential Separation Information”) are intended to remain confidential between Employee and Northstar. Employee further agrees that Employee will

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not disclose the Confidential Separation Information to any other persons, except that Employee may disclose such information to Employee’s immediate family members and to Employee attorney(s) and accountant(s), if any, to the extent needed for legal advice or income tax reporting purposes. When releasing this information to any such person, Employee shall advise the person receiving the information of its confidential nature. Neither Employee nor anyone to whom the Confidential Separation Information has been disclosed will respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Separation Information. Without limiting the generality of the foregoing, Employee specifically agrees that neither Employee, Employee’s immediate family, Employee’s attorney nor Employee’s accountant, if any, shall disclose the Confidential Separation Information to any current, former or prospective employee of Northstar. Nothing in this section will preclude Employee from disclosing information required in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena.

5.2 Confidential or Proprietary Information. Employee also agrees that Employee will not use, remove from Northstar’s premises, make unauthorized copies of or disclose any confidential or proprietary information of Northstar or any affiliated or related entities, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development, reports, work in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of Northstar and any affiliated or related entities that has not previously been released to the public by an authorized representative of those companies.

5.3 Continuing Obligations. Employee understands and agrees that certain terms and conditions of the Confidentiality, Inventions and Non-Competition Agreement (“Confidentiality Agreement”) that Employee signed while employed by Northstar survive the termination of Employee’s employment. Employee agrees to abide by such surviving provisions of the Employment Agreement and Confidentiality Agreement, including but not limited to nonsolicitation, noncompetition and nondisclosure of Northstar’s confidential and proprietary information.

5.4 Return of Company Property. By signing this Agreement, Employee represents and warrants that Employee will have returned to Northstar on or before the Separation Date, all Northstar property, including all confidential and proprietary information, as described in paragraph 5.2 above, and all materials and documents containing trade secrets, including lab notebooks, and copyrighted materials, including all copies and excerpts of the same.

6. Enforcement. If Employee breaches any of the terms in paragraphs 4 or 5 above or their subparts, Northstar will immediately cease providing the severance payments and benefits described in paragraph 1 above, to the extent those payments and benefits have not yet been provided.

7. No Other Severance Benefits. Employee acknowledges and agrees that the Severance Package provided pursuant to this Agreement is in lieu of any other severance benefits to which Employee may be eligible under any other agreement and/or severance plan or practice, including the Northstar Neuroscience, Inc. Severance Plan, July 2008. By signing this Agreement, Employee expressly waives any right Employee may have to receive severance under Northstar Neuroscience, Inc. Severance Plan, July 2008.

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8. No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

9. Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Agreement.

9.1 Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given at least forty-five (45) days to consider whether or not to enter into this Agreement (Employee may elect not to use the full consideration period at Employee’s option, but Employee should not sign this Agreement prior to the Separation Date); and (e) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily. If Employee decides to enter into this Agreement, Employee must sign this Agreement and submit it to Janine Hanson, Human Resources Director, no later than 45 days from July 29, 2008, or Employee’s Separation Date, whichever is later.

9.2 Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. In other words, Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by Janine Hanson, Human Resources Director, by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package will become due and payable after the Effective Date, provided Employee does not revoke.

9.3 Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Separation Agreement’s waiver and release of claims under the federal Age Discrimination in Employment Act of 1967, as amended.

9.4 Required Disclosures. Employee further acknowledges that Employee has been advised of the following information: (i) all Northstar Vice Presidents and Directors were considered for lay off in connection with the reduction-in-force announced July 29, 2008; (ii) Northstar used the following criteria in selecting employees for lay off: whether the employee’s position and duties are essential to the ongoing or anticipated business operations for Northstar, whether the employee’s duties are duplicative and/or transferable, and the employee’s skill set; (iii) all employees whose employment is being terminated as a result of the reduction-in-force announced July 29, 2008 are eligible for severance pay; (iv) all selected employees age 40 or over will have at least forty-five (45) days within which to consider whether to accept the Agreement; (v) all selected employees under age 40 will have until 8 calendar days from their designated separation date to consider whether to accept the Agreement; (vi) the job titles and ages of all employees in the same job classification or organizational unit as Employee who are eligible or selected for this program are listed in part A to Exhibit 1 of this Separation Agreement; and

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(vii) employees in the same job classification or organizational unit as Employee who are not eligible or selected for this program are listed in part B to Exhibit 1 of this Agreement.

10. Severability. In the event any provision of this Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that Northstar shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

11. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Washington.

12. Binding on Successors. The parties agree that this Agreement shall be binding on, and inure to the benefit of, Northstar and its successors and/or assigns.

13. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

14. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

15. Entire Agreement; Modification. This Agreement, including the surviving provisions of the Employment Agreement, Confidentiality Agreement signed by Employee and the stock option Plan and associated stock option agreement and grant documents herein incorporated by reference, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Employee’s separation of employment with Northstar and settlement of all claims between the parties other than those set forth in this Agreement. This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	By:
Bradford Gliner

Northstar Neuroscience, Inc.

Dated:	By:
Ray Calvert
Vice President, Finance and Chief Financial Officer

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